 EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Vermont Electric Power Company, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-141681 and 333-151019) on Form S-3 and the registration statement (Nos. 333-102008 and 333-152872) on Form S-8 of Central Vermont Public Service Corporation of our report dated March 3, 2009, with respect to the consolidated balance sheets of Vermont Electric Power Company, Inc. and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Central Vermont Public Service Corporation.

/s/ KPMG LLP

Burlington, Vermont
March 10, 2009

Vt. Reg. No. 92-0000241